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                                                                      EXHIBIT 11



                         SATCON TECHNOLOGY CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE



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                                                                         For Six Months Ended
                                                                    --------------------------------
                                                                    March 31, 1997     March 31, 1996
                                                                   -----------------  -----------------
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Calculation of Shares:
      Weighted Average Shares Outstanding.....................           7,432,029          7,223,542
      Net Shares Outstanding from Assumed Exercise of
            stock options.....................................                   -                  -
      Net Warrants Outstanding from Assumed Exercise
            of Warrants.......................................                   -                  -
                                                                   -----------------  -----------------
      Net Common Stock Equivalents Outstanding................                   -                  -
                                                                   -----------------  -----------------
      Weighted Average Shares - Basic.........................           7,432,029          7,223,542
                                                                   -----------------  -----------------
      Additional Shares Assumed Exercised with Full
            Dilution - Options................................                   -                  -
      Additional Shares Assumes Exercised with Full
            Dilution - Warrants...............................                   -                  -
                                                                   -----------------  -----------------
      Weighted Average Shares - Fully Diluted.................           7,432,029          7,223,542
                                                                   =================  =================

Calculation of Earnings per Share:
      Net Income..............................................          $(960,102)         $(288,796)
      Basic Earnings per Share................................          $   (0.13)         $   (0.04)
      Fully Diluted Earnings per Share........................          $   (0.13)         $   (0.04)

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